Exhibit 16.1

February 17, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: American Soil Technologies, Inc.
Commission File No. 000-22855

We have read the statements that we understand American Soil Technologies, Inc. will include in the second paragraph of Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with any other statement made in Item 4 of such report.

Sincerely,


/s/ James C. Marshall, C.P.A., P.C.
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James C. Marshall, C.P.A., P.C.